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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.         )*

John Wiley & Sons, Inc.

(Name of Issuer)

Class A common stock par value $1.00 per share
Class B common stock par value $1.00 per share

(Title of Class of Securities)

968223206 and 968223305 (CUSIP Number)

Sales of Class A stock between the dates of April 17, 2002 and August 19, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Please take note that the 13G statement filed in December, 2001 had certain inaccuracies. These inaccuracies arose from the receipt of inaccurate information furnished to the filers by the firm which holds all of these shares fro their benefit. Additionally it was based on probably erroneous information as to the number of outstanding shares of each class at the time of that filing. The total number of shares owned by all of the Cross entities and Cross family members was incorrectly stated as 2,686,704, or 5.4% of the outstanding Class A shares and 1,227,968, or 10.5% of the outstanding Class B shares. The correct figures, as best as can be determined at this time, were 2,713,704, or 5.4% of the outstanding Class A shares and 1,251,968, or 10.75% of the outstanding class B shares.

CUSIP No. 968223206, 968223305

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Theodore L. Cross

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 1,103,720 Class A 777,568 Class B 6. Shared Voting Power 0 7. Sole Dispositive Power 1,103,720 Class A 777,568 Class B 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,103,720 Class A 777,568 Class B

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 2.19% Class A common stock, 6.68% Class B common stock

12.	Type of Reporting Person (See Instructions) Individual

CUSIP No. 968223206, 968223305

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Theodore L. Cross IRA

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization 233 Carter Road, Princeton, New Jersey 08540

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 0

12.	Type of Reporting Person (See Instructions) IRA

CUSIP No. 968223206, 968223305

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Management Reports Employee Savings Plan 04 616 7174

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization 220 West 57th Street, New York, NY

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 0

12.	Type of Reporting Person (See Instructions) Employee Benefit Plan

CUSIP No. 968223206, 968223305

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Louisville, Charitable Remainder Trust 13 6785102

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Kentucky

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 Class A, 256,000 Class B 6. Shared Voting Power 0 7. Sole Dispositive Power 0 Class A, 256,000 Class B 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A, 256,000 Class B

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 0% of Class A Common Stock, 2.2% Class B Common Stock

12.	Type of Reporting Person (See Instructions) Unit Trust

CUSIP No. 968223206, 968223305

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Lisa W. Pownall-Gray (formally Lisa W. Cross)

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 286,800 Class A, 32,400 Class B 6. Shared Voting Power 0 7. Sole Dispositive Power 286,800 Class A, 32,400 Class B 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 286,800 Class A, 32,400 Class B

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 0.6% of Class A Common Stock, 0.27% of Class B Common Stock

12.	Type of Reporting Person (See Instructions) Individual

CUSIP No. 968223206, 968223305

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Amanda Cross

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 430,800 Class A 30,800 Class B 6. Shared Voting Power 0 7. Sole Dispositive Power 430,800 Class A 30,800 Class B 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 430,800 Class A 30,800 Class B

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 0.8% of Class A Common Stock, 0.26% of Class B Common Stock

12.	Type of Reporting Person (See Instructions) Individual

CUSIP No. 968223206, 968223305

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Mary Cross

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 140,984 Class A, 155,200 Class B 6. Shared Voting Power 0 7. Sole Dispositive Power 140,984 Class A, 155,200 Class B 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 140,984 Class A, 155,200 Class B

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 0.28% of Class A Common Stock, 1.3% of Class B Common Stock

12.	Type of Reporting Person (See Instructions) Individual

Item 1.
(a)	Name of Issuer
John Wiley & Sons, Inc.

(b)	Address of Issuer’s Principal Executive Offices
111 River Street, Hoboken, New Jersey 07030

Item 2.
(a)	Name of Person Filing
Theodore L. Cross

(b)	Address of Principal Business Office or, if none, Residence
One Campbelton Circle, Princeton, New Jersey 08540

(c)	Citizenship
Citizen of the United States of America

(d)	Title of Class of Securities
Class A common stock par value $1.00 per share
Class B common stock par value $1.00 per share

(e)	CUSIP Number
968223206, 968223305

Item 2    Identity and Background

Item 2 of Schedule 13 G is hereby amended and supplemented to include the following information:

(a)
The natural persons filing this statement include Amanda Cross, Lisa W. Pownall-Gray (formerly Lisa W. Cross), Theodore L. Cross, and Mary Cross. Amanda Cross and Lisa W. Pownall-Gray are the daughters of Mr. Cross. Mary Cross is Mr. Cross’s wife. Amanda Cross’s principal occupation is that of computer software developer and her business address is CWC Software, 150 Grossman Drive, Braintree Mass. 02184. Lisa W. Pownall-Gray’s principal occupation is that of professional psychologist.

(b)
The Plan Administrator for the Management Reports Employee Savings Plan is Management Reports, Inc., a Delaware corporation with its offices at 200 West 57th Street, New York, NY. Theodore L. Cross is the President of Management Reports, Inc. Mr. Cross has the sole power to vote and dispose of 313,120 Class A common stock (0.6%) and 208,752 Class B common stock (1.7%) owned of record by Management Reports Employee Savings Plan. Mr. Cross also has the sole power to vote and dispose of 85,600 Class A common stock (0.17%) and 14,400 Class B common stock (0.1%) owned of record by the Theodore L. Cross IRA.

Item 3.	If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount Beneficially owned:
1,103,720 Class A
777,568 Class B

(b)	Percent of class:
2.19% Class A common stock
6.68% Class B common stock

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote
1,103,720 Class A
777,568 Class B

(ii)	Shared power to vote or to direct the vote
0

(iii)	Sole power to dispose or to direct the disposition of
1,103,720 Class A
777,568 Class B

(iv)	Shared power to dispose or to direct the disposition of
0

Instruction.    For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

Not Applicable

Item 9.	Notice of Dissolution of a Group.

Not Applicable

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date

Signature

Theodore L. Cross
Name/Title

Item 1.
(a)	Name of Issuer
John Wiley & Sons, Inc.

(b)	Address of Issuer’s Principal Executive Offices
111 River Street, Hoboken, New Jersey 07030

Item 2.
(a)	Name of Person Filing
Theodore L. Cross—IRA

(b)	Address of Principal Business Office or, if none, Residence
One Campbelton Circle, Princeton, New Jersey 08540

(c)	Citizenship
Citizen of the United States of America

(d)	Title of Class of Securities
Class A common stock par value $1.00 per share
Class B common stock par value $1.00 per share

(e)	CUSIP Number
968223206,968223305

Item 3.	If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
0

(b)	Percent of class:
0

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote
0

(ii)	Shared power to vote or to direct the vote
0

(iii)	Sole power to dispose or direct the disposition of
0

(iv)	Shared power to dispose or to direct the disposition of
0

Instruction.    For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date

Signature

Theodore L. Cross
Name/Title

Item 1.
(a)	Name of Issuer
John Wiley & Sons, Inc.

(b)	Address of Issuer’s Principal Executive Offices 111 River Street, Hoboken, New Jersey 07030

Item 2.
(a)	Name of Person Filing Management Reports Employee Savings Plan

(b)	Address of Principal Business Office or, if none, Residence 200 West 57th Street, New York, NY

(c)	Citizenship Citizen of the United States of America

(d)	Title of Class of Securities

(e)	CUSIP Number 968223206, 968223305

Item 2    Identity and Background

Item 2 of Schedule 13 G is hereby amended and supplemented to include the following information:

(a)
The natural persons filing this statement include Amanda Cross, Lisa W. Pownall-Gray (formerly Lisa W. Cross) Theodore L. Cross, and Mary Cross. Amanda Cross and Lisa W. Pownall-Gray are the daughters of Mr. Cross. Mary Cross is Mr. Cross’s wife. Amanda Cross’s principal occupation is that of computer software developer and her business address is CWC Software, 150 Grossman Drive, Braintree Mass. 02184. Lisa W. Pownall-Gray’s principal occupation is that of professional psychologist.

(b)
The Plan Administrator for the Management Reports Employee Savings Plan is Management Reports, Inc., a Delaware corporation with its offices at 200 West 57th Street, New York, NY. Theodore L. Cross is the President of Management Reports, Inc. Mr. Cross has the sole power to vote and dispose of 313,120 Class A common stock (0.6%) and 208,752 Class B common stock (1.7%) owned of record by Management Reports Employee Savings Plan. Mr. Cross also has the sole power to vote and dispose of 85,600 Class A common stock (0.17%) and 14,400 Class B common stock (0.1%) owned of record by the Theodore L. Cross IRA.

Item 3.	If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: 0

(b)	Percent of Class: 0

(c)	Number of shares as to which the person has:
(i)     Sole power to vote or to direct the vote
0

(ii)    Shared power to vote or to direct the vote
0

(iii)   Sole power to dispose or direct disposition of
0

(iv)   Shared power to dispose or to direct the disposition of
0

Instruction.    For computations regarding securities which represent a right to acquire an underlying security see
(S)240.13d-3(d)(1).

Item 5.    Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of a Group

Not applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date
Signature
Adrienne Cannella/Secretary Name/Title

Item 1
(a)	Name of Issuer
John Wiley & Sons, Inc.

(b)	Address of Issuer’s Principal Executive Offices
111 River Street, Hoboken, New Jersey 07030

Item 2
(a)	Name of Person Filing
Louisville Trust c/o James G. Hellmuth Trustee

(b)	Address of Principal Business Office or, if none, Residence
285 Victoria Place, Lawrence, NY 11559

(c)	Citizenship
Citizen of the United States of America

(d)	Title of Class of Securities
Class A common stock par value $1.00 per share Class B common stock par value $1.00 per share

(e)	Cusip No.
968223206, 968223305

Item 2    Identity and Background

Item 2 of Schedule 13 G is hereby amended and supplemented to include the following information:

(a)
The natural persons filing this statement include Amanda Cross, Lisa W. Pownall-Gray (formerly Lisa W. Cross), Theodore L. Cross, and Mary Cross. Amanda Cross and Lisa W. Pownall-Gray are the daughters of Mr. Cross. Mary Cross is Mr. Cross’s wife. Amanda Cross’s principal occupation is that of computer software developer and her business address is CWC Software, 150 Grossman Drive, Braintree Mass. 02184. Lisa W. Pownall-Gray’s principal occupation is that of professional psychologist.

(b)
The Plan Administrator for the Management Reports Employee Savings Plan is Management Reports, Inc., a Delaware corporation with its offices at 200 West 57th Street, New York, NY. Theodore L. Cross is the President of Management Reports, Inc. Mr. Cross has the sole power to vote and dispose of 313,120 Class A common stock (0.6%) and 208,752 Class B common stock (1.7%) owned of record by Management Reports Employee Savings Plan. Mr. Cross also has the sole power to vote and dispose of 85,600 Class A common stock (0.17%) and 14,400 Class B common stock (0.1%) owned of record by the Theodore L. Cross IRA.

Item 3.	If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicaable

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount Beneficially owned:
0 Class A
256,000 Class B

(b)	Percent of class:
0 Class A common stock
2.2% Class B common stock

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote
0 Class A
256,000 Class B

(ii)	Shared power to vote or to direct the vote
0

(iii)	Sole power to dispose or to direct disposition of
0 Class A
256,000 Class B

(iv)	Shared power to dispose or to direct the disposition of
0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date
Signature
/s/ James G. Hellmuth, Trustee
Name/Title

Item	1

(a)	Name of Issuer
John Wiley & Sons, Inc.

(b)	Address of Issuer’s Principal Executive Offices
111 River Street, Hoboken, New Jersey 07030

Item	2

(a)	Name of Person Filing
Lisa W. Pownall-Gray (formerly Lisa W. Cross)

(b)	Address of Principal Business Office or, if none, Residence
42 Lord’s Highway Weston, CT 06883

(c)	Citizenship
Citizen of the United States of America

(d)	Title of Class of Securities
Class A common stock par value $1.00 per share
Class B common stock par value $1.00 per share

(e)	CUSIP No.
968223206, 968223305

Item 2    Identity and Background

Item 2 of Schedule 13 G is hereby amended and supplemented to include the following information:

(a)
The natural persons filing this statement include Amanda Cross, Lisa W. Pownall-Gray (formerly Lisa W. Cross), Theodore L. Cross, and Mary Cross. Amanda Cross and Lisa W. Pownall-Gray are the daughters of Mr. Cross. Mary Cross is Mr. Cross’s wife. Amanda Cross’s principal occupation is that of computer software developer and her business address is CWC Software, 150 Grossman Drive, Braintree Mass. 02184. Lisa W. Pownall-Gray’s principal occupation is that of professional psychologist.

(b)
The Plan Administrator for the Management Reports Employee Savings Plan is Management Reports, Inc., a Delaware corporation with its offices at 200 West 57th Street, New York, NY. Theodore L. Cross is the President of Management Reports, Inc. Mr. Cross has the sole power to vote and dispose of 313,120 Class A common stock (0.6%) and 208,752 Class B common stock (1.7%) owned of record by Management Reports Employee Savings Plan. Mr. Cross also has the sole power to vote and dispose of 85,600 Class A common stock (0.17%) and 14,400 Class B common stock (0.1%) owned of record by the Theodore L. Cross IRA.

Item 3.	If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
286,800 Class A
32,400 Class B

(b)	Percent of Class:
0.6% Class A common stock
0.3% Class B common stock

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or client vote
286,800 Class A
32,400 Class B

(ii)	Shared power to vote or to direct the vote 0

(iii)	Sole power to dispose or direct disposition of
286,800 Class A
32,400 Class B

(iv)	Shared power to dispose or to direct the disposition of
0

Instruction.    For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date

Signature

Lisa W. Pownall-Gray
Name/Title

Item 1
(a)	Name of Issuer
John Wiley & Sons, Inc.

(b)	Address of Issuer’s Principal Executive Offices
111 River Street, Hoboken, New Jersey 07030

Item 2
(a)	Name of Person Filing
Amanda Cross

(b)	Address of Principal Business Office or, if none, Residence
1349 Bay Drive, Sanibel, Florida 33957

(c)	Citizenship
Citizen of the United States of America

(d)	Title of Class of Securities
Class A common stock par value $1.00 per share
Class B common stock par value $1.00 per share

(e)	CUSIP No.
968223206, 968223305

Item 2    Identity and Background

Item 2 of Schedule 13G is hereby amended and supplemented to include the following information:

(a)
The natural persons filing this statement include Amanda Cross, Lisa W. Pownall-Gray (formerly Lisa W. Cross) Theodore L. Cross, and Mary Cross. Amanda Cross and Lisa W. Pownall-Gray are the daughters of Mr. Cross. Mary Cross is Mr. Cross’s wife. Amanda Cross’s principal occupation is that of computer software developer and her business address is CWC Software, 150 Grossman Drive, Braintree Mass. 02184. Lisa W. Pownall-Gray’s principal occupation is that of professional psychologist.

(b)
The Plan Administrator for the Management Reports Employee Savings Plan is Management Reports, Inc., a Delaware corporation with its offices at 200 West 57th Street, New York, NY. Theodore L. Cross is the President of Management Reports, Inc. Mr. Cross has the sole power to vote and dispose of 313,120 Class A common stock (0.6%) and 208,752 Class B common stock (1.7%) owned of record by Management Reports Employee Savings Plan. Mr. Cross also has the sole power to vote and dispose of 85,600 Class A common stock (0.17%) and 14,400 Class B common stock (0.1%) owned of record by the Theodore L. Cross IRA.

Item 3.	If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
430,800 Class A
30,800 Class B

(b)	Percent of class:
0.8% Class A common stock
0.2% Class B common stock

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote
430,800 Class A
30,800 Class B

(ii)	Shared power to vote or to direct the vote 0

(iii)	Sole power to dispose or to direct the disposition of 430,800 Class A 30,800 Class B

(iv)	Shared power to dispose or to direct the disposition of 0

Instruction.    For computations regarding securities which represent a right to acquire an underlying security see (§)240.13d-3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not Applicable

Item 8.	Identification and Classification of Members of the Group.
Not Applicable

Item 9.	Notice of Dissolution of a Group.
Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date
Signature
Amanda B. Cross
Name/Title

Item 1.
(a)	Name of Issuer John Wiley & Sons, Inc.

(b)	Address of Issuer’s Principal Executive Offices 111 River Street, Hoboken, New Jersey 07030

Item 2.
(a)	Name of Person Filing Mary Cross

(b)	Address of Principal Business Office or, if none, Residence One Campbelton Circle, Princeton, New Jersey 08540

(c)	Citizenship Citizen of the United States of America

(d)	Title of Class of Securities Class A common stock par value $1.00 per share Class B common stock par value $1.00 per share

(e)	CUSIP Number 968223206, 968223305

Item 2    Identity and Background

Item 2 of Schedule 13 G is hereby amended and supplemented to include the following information:

(a)
The natural persons filing this statement include Amanda Cross, Lisa W. Pownall-Gray (formerly Lisa W. Cross), Theodore L. Cross, and Mary Cross. Amanda Cross and Lisa W. Pownall-Gray are the daughters of Mr. Cross. Mary Cross is Mr. Cross’s wife. Amanda Cross’s principal occupation is that of computer software developer and her business address is CWC Software, 150 Grossman Drive, Braintree Mass. 02184. Lisa W. Pownall-Gray’s principal occupation is that of professional psychologist.

(b)
The Plan Administrator for the Management Reports Employee Savings Plan is Management Reports, Inc., a Delaware corporation with its offices at 200 West 57th Street, New York, NY. Theodore L. Cross is the President of Management Reports, Inc. Mr. Cross has the sole power to vote and dispose of 313,120 Class A common stock (0.6%) and 208,752 Class B common stock (1.7%) owned of record by Management Reports Employee Savings Plan. Mr. Cross also has the sole power to vote and dispose of 85,600 Class A common stock (0.17%) and 14,400 Class B common stock (0.1%) owned of record by the Theodore L. Cross IRA.

Item 3.	If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item	4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: 140,984 Class A 155,200 Class B

(b)	Percent of Class: 0.28% Class A common stock 1.3% Class B common stock

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote 140,984 Class A 155,200 Class B

(ii)	Shared power to vote or to direct the vote 0

(iii)	Sole power to dispose or to direct the disposition of 140,984 Class A 155,200 Class B

(iv)	Shared power to dispose or to direct the disposition of 0

Instruction.    For computations regarding securities which represent a right to acquire and underlying security see (S)240.13d-3(d)(1).

Item	5. Ownership of Five Percent or Less of a Class.

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Gr up.

Not Applicable

Item 9.	Notice of Dissolution of a Group.

Not Applicable

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to in this statement were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date

Signature

Mary Cross

Name/Title